STATE STREET BANK and TRUST COMPANY.

CUSTODIAN FEE SCHEDULE

THE GABELLI GLOBAL SMALL AND MID CAP VALUE TRUST

Custody Service - Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Monitor corporate actions.

The fees shown below are annual charges, billed and payable monthly, based on aggregate monthly net assets.

I.	Domestic Custody	Annual Fee
	First $500 Million	.50	Basis Points
	Remainder	.3875	Basis Points

II.	Global Custody

Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions in local and base currency. Withhold foreign taxes. File foreign tax reclaims. Monitor corporate actions. Report portfolio positions.

A.	Country Grouping

Group A	Group B	Group C	Group D	Group E
Canada	Australia	Austria	Botswana	Argentina
Euroclear	Belgium	Finland	Brazil	Bangladesh
Germany	Denmark	Hong Kong	China	Bolivia
United Kingdom	France	Indonesia	Czech Republic	Chile
	Italy	Ireland	Ecuador	Colombia
	Japan	Malaysia	Egypt	Cyprus
	Netherlands	Mexico	Ghana	Greece
	New Zealand	Norway	Israel	Hungary
	Spain	Phillipines	Kenya	India
	Switzerland	Portugal	Luxembourg	Jamaica
		Singapore	Morocco	Jordon
		Sweden	South Africa	Mauritus
		Thailand	Sri Lanka	Nambia
			Taiwan	Pakistan
			Trinidad and Tobago	Peru
			Turkey	Poland
			Zambia	Slovakia
			Zimbabwe	South Korea
Tunisia
Uruguay
Venezuela

B.	Transaction Charges

Group A	Group B	Group C	Group D	Group E
$8.00	$15.00	$30.00	$70.00	$100.00

C.	Holding Charges in Basis Points (Annual Fee)

Group A	Group B	Group C	Group D	Group E
3.0	7.5	10.0	20.0	25.0

III.	Portfolio Trades - For each line item processed - Group A

State Street Repurchase Agreements	FREE
DTC or Fed Book Entry	$7.00
New York Physical Settlements	$25.00
Maturity Collections	$8.00
All Other Trades	$16.00

IV.	Special Services

Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation.

V.	Third Party Foreign Exchange

Per Transaction	$50.00

VI.	Out-of-Pocket Expenses

A billing for the recovery of the following out-of-pocket expenses will be made as of the end of each month.

Telephone

Wire Charges ($5.25 per wire in and $5.00 out)

Postage and Insurance

Courier Service

Duplicating

Legal Fees

Supplies Related to Fund Records

Rush Transfer — $8.00 Each

Transfer Fees

Sub-custodian Charges

Federal Reserve Fee for Return Check items over $2,500 - $4.25

GNMA Transfer - $15 each

PTC Deposit/Withdrawal for same day turnarounds - $50.00

SWIFT charges

VII.	Payment

Upon proper notification of the above fees will be charged against the fund’s custodian checking account within five (5) business days.

VIII.	Balance Credits

Balance credits will be calculated based upon 90% of the monthly average balance of custody accounts at State Street using 91 day Treasury Bill Rate in effect at the month end. Balance Credits will be applied against Custody Fees.Overdrafts will be calculated based on 100% of the balance plus 200 basis points using the month-end Fed Funds rate.

The Gabelli Global Small and Mid Cap Value Trust	State Street Bank and Trust Co.

By:	By:
Title:	Title:

Date:	Date: